Exhibit (a)(9)

AMERICAN DENTAL PARTNERS, INC.

Supplement No. 1 to Offer to Exchange

DECEMBER 18, 2002

This Supplement No. 1 to Offer to Exchange (this “Supplement”) amends and supplements the Offer to Exchange dated December 2, 2002 (the “Offer to Exchange”) and related form of Letter of Transmittal, which have previously been distributed to you. These materials (which together, as they may be amended from time to time, constitute the “Offer”) relate to the offer by American Dental Partners, Inc., a Delaware corporation (the “Company”), to exchange all options to purchase its shares of common stock, $.01 par value (the “Shares”), granted under the American Dental Partners, Inc. Amended and Restated 1996 Stock Option Plan (the “Employee Plan”), the American Dental Partners, Inc. 1996 Time Accelerated Restricted Stock Option Plan (the “TARSOP”), and the American Dental Partners, Inc. Amended and Restated 1996 Directors Stock Option Plan (the “Director Plan”) that have an exercise price of $13.00 per Share or more and are held by Eligible Persons (as defined in the Offer to Exchange), for new options to purchase Shares to be granted under the Employee Plan, TARSOP, or Director Plan, as applicable, upon the terms and subject to the conditions described in the Offer. The purpose of this Supplement is to clarify certain terms and conditions of the Offer and to provide certain supplemental information about the Offer.

Except as provided in this Supplement, this Supplement does not alter the terms and conditions previously set forth in the Offer. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Offer to Exchange.

Accordingly, we hereby amend and supplement the Offer to Exchange and related form of Letter of Transmittal as follows:

1. Clarification of Summary Term Sheet. With reference to Item 4 of the Summary Term Sheet contained in the Offer to Exchange, we wish to clarify that there are no conditions to the Offer other than those described in the Offer to Exchange, as amended and supplemented hereby, and the revised form of Letter of Transmittal being distributed to you with this Supplement.

2. Clarification of Procedures for Tendering Options. With reference to Section 3 of the Offer to Exchange, we have previously advised you that we reserve the right to waive any conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder; however, we wish to clarify that, should we in fact waive any condition of the Offer or any defect or irregularity in any tender with respect to any particular option or option holder, we will do so for all options or option holders, consistent with the requirements of applicable law. In addition, we wish to revise the form of Letter of Transmittal previously distributed to you by deleting from the bottom of page 3 thereof the following sentence: “I have read, understand, and agree to all of the terms and conditions of the Offer.” Accordingly, if you wish to tender your options pursuant to the Offer, do not use the form of Letter of Transmittal that was distributed to you with the Offer to Exchange. Instead, you should use the revised form of Letter of Transmittal which is being provided to you along with this Supplement, and otherwise follow the instructions provided in Section 3 of the Offer to Exchange, as supplemented hereby. If you have already properly tendered options by submitting a Letter of Transmittal in the form that was originally distributed to you, please re-submit a Letter of Transmittal using the revised form attached hereto (although your failure to do so will NOT invalidate or impair your prior tender or the Letter of Transmittal you have already submitted).

3. Clarification of Conditions to the Offer.

(a) With reference to the first paragraph of Section 6 of the Offer to Exchange, we wish to clarify that it is not our intention, to the extent within our control, to cause any condition to arise which would give us the right not to accept options tendered for exchange, to terminate or amend the Offer, or to postpone our acceptance or cancellation of any options tendered for exchange. Accordingly, such paragraph is hereby deleted in its entirety and replaced with the following:

Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act, if at any time on or after the date of this Offer to Exchange and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

(b) With reference to the phrase “contemplated benefits to us of the Offer” used in Section 6(a), (b)(3), and (b)(4) of the Offer to Exchange, and in Section 3(d) of this Supplement, we wish to clarify that such “contemplated benefits” are those described in the Offer to Exchange under the first half of Section 2 (“Purpose of the Offer”).

(c) We wish to eliminate a decrease in the market price of the Shares as a condition that would give us the right not to accept options tendered for exchange, to terminate or amend the Offer, or to postpone our acceptance or cancellation of any options tendered for exchange. Therefore, the phrase “any significant decrease in the market price of the Shares or” used in Section 6(c)(5) of the Offer to Exchange is hereby deleted therefrom.

(d) We wish to limit the condition described in Section 6(e) of the Offer to Exchange. Accordingly, such Section 6(e) is hereby deleted in its entirety and replaced with the following:

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects, or stock ownership of ADPI or our subsidiaries that, in our reasonable judgment, is or may be material to ADPI or our subsidiaries and does or would materially impair the contemplated benefits to us of the Offer; or

4. Interests of Officers and Directors. As of the commencement of the Offer, no director or executive officer of the Company had indicated whether or not he or she intended to tender options pursuant to the Offer. In addition, by way of supplement to the information contained in Section 10 of the Offer to Exchange and Schedule B thereto, the directors and executive officers of the Company are the beneficial owners of options to purchase the number of Shares set forth below, regardless of exercise price, pursuant to options granted under the Employee Plan, TARSOP, or Director Plan (% indicates director’s or executive officer’s percentage of Shares subject to all options outstanding under the Employee Plan, TARSOP, and Director Plan, collectively, as of the date of this Supplement):

Gregory A. Serrao	624,729	Shares	43.15%
Frank J. D’Allaird	9,200	Shares	0.64%
Joseph V. Errante	57,360	Shares	3.96%
Paul F. Gill	26,842	Shares	1.85%
Michael J. Vaughan	59,942	Shares	4.14%
Breht T. Feigh	69,276	Shares	4.79%
Ian H. Brock	28,188	Shares	1.95%
Karen Choi	0	Shares	0.00%
Roger A. Horton	10,199	Shares	0.70%
Jesley C. Ruff	24,044	Shares	1.66%
Peter G. Swenson	29,779	Shares	2.06%
Robert E. Hunter	0	Shares	0.00%
James T. Kelly	31,400	Shares	2.17%
Martin J. Mannion	19,000	Shares	1.34%
Derril W. Reeves	31,400	Shares	2.17%
Gregory T. Swenson	83,782	Shares	5.79%

		TOTAL	76.37%

5. Clarification of Cautionary Statement. With reference to the cautionary statement set forth in the first paragraph of Section 17 of the Offer to Exchange, we wish to acknowledge and clarify that, notwithstanding the fact that certain documents referred to in the Offer to Exchange contain what are known as “forward-looking statements” about the Company as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), the “safe harbor” which is provided under the PSLRA in connection with forward-looking statements does not apply to statements made in connection with tender offers. Although no final determination has been made by any court, adjudicatory body, or regulatory authority, the Offer may constitute a “tender offer” within the meaning of applicable federal securities law.

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6. Summarized Financial Information. The following summarized financial information is hereby provided as a supplement to the financial information about the Company referred to in the Offer to Exchange (numbers are in thousands except for ratios and per share amounts):

	Year ended December 31,		Nine Months Ended September 30,
	2000	2001	2001	2002
Net revenue	$137,702	$141,552	$106,732	$109,035
Earnings from operations	14,763	9,802	7,101	8,201
Net earnings	6,169	3,271	2,169	3,600
Basic earnings per common share	$0.87	$0.46	$0.30	$0.50
Diluted earnings per common share	$0.84	$0.45	$0.30	$0.48
Current assets	22,478	26,251	25,524	25,088
Non-current assets	91,496	88,479	89,236	90,087
Total assets	141,814	144,335	144,440	145,826
Current liabilities	18,415	17,128	18,516	17,547
Non-current liabilities	64,913	65,431	65,269	62,585
Total liabilities	83,328	82,559	83,785	80,132
Stockholders’ equity	58,486	61,776	60,655	65,694
Total liabilities and stockholders’ equity	141,814	144,335	144,440	145,826
Ratio of earnings to fixed charges	3.2	2.2	2.0	2.9
Book value per common share	$19.89	$20.12	$20.14	$20.14

American Dental Partners, Inc.	December 18, 2002

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